Exhibit 99.1

CHINA DIGITAL COMMUNICATION GROUP EXECUTES AGREEMENT TO ACQUIRE SHENZHEN ZHUO TONG BRINGS UNAUDITED REVENUES OF $5.4M AND UNAUDITED NET INCOME OF $1.9M TO CHID--

LOS ANGELES and SHENZHEN, China, Feb. 16 /PRNewswire-FirstCall/ -- China Digital Communication Group ("China Digital") (OTC Bulletin Board: CHID - News), one of the fastest growing battery components manufacturers in China, announced today that it has entered into an agreement to acquire UPE (Far East) Limited ("UPE"), which operates through its wholly owned subsidiary company, Shenzhen Zhuo Tong Power Supply Industry Co., Ltd. ("Zhuo Tong"). Zhuo Tong is one of the leading power suppliers to the domestic market (China) and is a pioneer of third generation (3G) power supply technologies and equipment. In 2005, Zhuo Tong had unaudited revenues of $5.4 million USD, and unaudited net income of US$1.85 million. The closing of the acquisition is subject to various conditions, including the completion of an audit of Zhuo Tong's financial statements, the completion of financial due diligence on UPE and Zhuo Tong by China Digital and the receipt of customary consents, approvals and opinions.

Pursuant to the acquisition agreement, China Digital will acquire 100% of UPE in an all stock transaction valued at approximately US$11.1 million. China Digital will issue 18.5 million shares to the shareholders of UPE in exchange for all of the shares UPE. Upon completion of the acquisition, the shareholders of UPE will own approximately 25% of China Digital.

Changchun Zheng, CEO and Chairman of China Digital, stated, "The acquisition of Zhuo Tong is a pivotal step in transforming China Digital from a mobile phone components manufacturer into a 3G technology and equipment system provider. Zhuo Tong leads the 3G power supply market in China with an impressive customer base and technological intellectual property, and will be immediately accretive to our earnings. The combination of Zhuo Tong and our battery shell manufacturing subsidiary Shenzhen E'Jenie provides a synergistic platform to drive aggressive future growth."

Zhuo Tong provides power supply technology and equipment to China's "Big Four" -- China Mobile, China Unicom, China Telecom, and China Netcom. Zhuo Tong serves large-scale commercial and industrial telecommunication operators; electrical power supply system providers, electricity utilities and other ancillary service providers. Zhuo Tong is ISO9001 quality control certified; holds a TLC license for producing telecommunication equipment and components in China; and is a member of the Chinese Power Source Academic Society.

About Shenzhen Zhuo Tong Power Supply Industry Co.


Shenzhen Zhuo Tong Power Supply Industry Co., Ltd. is specialized in manufacturing and distributing high frequency power supply products; reversible power supply products; and other related power supply products including an Intelligent Temperature Control System for the commercial computer industry. Zhuo Tong has promulgated the TLC license for producing telecommunication equipment and components in China. Shenzhen Zhuo Tong partners include Germany Phoenix Electric Co. and American Luminous Network Co. Shenzhen Zhuo Tong's major customers are communication equipment producers for the IT, power, and radio and television broadcast industries. For more information, visit http://www.zhuotong.com.
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About China Digital Communication Group

China Digital Communication Group, through its Shenzhen E'Jenie subsidiary, is a rapidly growing manufacturer of battery shells and related technology for use in electronic products, primarily mobile phones. Since December 2003, the Company has adopted the approach of using licenses, joint ventures, mergers and acquisitions to bring battery and telecom equipment makers in China to markets overseas. The Company's products now power digital cameras, camera phones, PDAs and laptop computers in East Asia and beyond. China Digital is continuing its expansion across China, while also seeking distribution partners in the United States. For more information, visit http://www.chinadigitalgroup.com.


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Forward-looking statement: Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products, and other risk factors detailed in the company's most recent annual report and other filings with the Securities and Exchange Commission.

     For further information, contact:

     At the Company:
     China Digital Communication Group
     Roy Teng
     310-461-1322
     E-mail: info@chinadigitalgroup.com
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     http://www.chinadigitalgroup.com
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     Investor Relations:
     OTC Financial Network
     Peter Clark
     781-444-6100, x629
     peter@otcfn.com
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     http://www.otcfn.com/chid
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